Exhibit 5.4

August 15, 2022

Direct Dial: (907) 263-8241

E-Mail: fodsen@hugheswhite.com

The GEO Group, Inc.

4955 Technology Way

Boca Raton, FL 33431

Re:	Form S-4 Registration Statement of The GEO Group, Inc.

Ladies and Gentlemen:

We have acted as special Alaska counsel to GEO Reentry of Alaska, Inc., (formerly Cornell Corrections of Alaska, Inc.), an Alaska corporation (the “Company”), which is also the successor by merger to GEO Reentry Services of Alaska, Inc., an Alaska corporation, in connection with that certain registration statement on Form S-4 filed with the Securities and Exchange Commission on July 19, 2022 (File No. 333-266208) by The GEO Group, Inc. (“Parent”), the Company and certain other subsidiaries of the Parent listed in the Registration Statement as subsidiary guarantors (collectively, the “Subsidiary Guarantors”) under the Securities Act of 1933, as amended (the “Act”) and Amendment No. 1 thereto dated August 12, 2022 (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”). The Registration Statement, including the prospectus which forms a part of the Registration Statement (the “Prospectus”) relates to the offers by GEO to exchange (the “Exchange Offers”) up to $259,275,000 aggregate principal amount of GEO’s issued and outstanding 5.125% Senior Notes due 2023) the “Existing 2023 Notes”) and up to $225,293,000 aggregate principal amount of GEO’s issued and outstanding 5.875% Senior Notes due 2024 (the “Existing 2024 Notes” and, together with the Existing 2023 Notes, the “Existing Notes”) for aggregate consideration consisting of (i) (x) newly issued 10.500% Second Lien Senior Secured Notes due 2028 (the “New Notes”) issued by GEO, or (y) a combination of New Notes and cash, relating to the offer and sale of the New Notes and the solicitation of consents (the “Consent Solicitations”) to amend the Existing Notes. The New Notes will be issued pursuant to an indenture (the “Indenture”), among Parent, the Subsidiary Guarantors and Ankura Trust Company, LLC, as trustee, pursuant to which each of the Guarantors, including the Company, will guarantee the New Notes (the “New Notes Guarantee” and, together with the New Notes, the “Securities”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated.

The GEO Group, Inc. August 15, 2022 Page 2 of 4

In connection with issuing this opinion, we have reviewed originals or copies of the following documents (the “Reference Documents”):

1.	the Registration Statement and the Prospectus;

2.	the form of Indenture, including the New Note Guarantees contained therein (collectively, the “New Notes Indenture”);

3.	a specimen of the New Notes (the “Specimen,” and collectively with the New Notes Indenture, the “Opinion Documents”)

4.

an executed copy of the Dealer Manager Agreement, dated July 19, 2022, by and among the Parent, the Subsidiary Guarantors and Lazard Frères & Co. LLC, as dealer manager, relating to the Exchange Offers and Consent Solicitations

5.	the Articles of Incorporation of GEO Reentry Alaska dated August 3, 1998, certified by GEO Reentry Alaska as of August 15, 2022 to be presently in effect; (the “Articles of Incorporation”);

6.

those certain Articles of Merger dated December 30, 2021 (the “Articles of Merger”) executed by the Company and GEO Reentry Services of Alaska, Inc., an Alaska corporation, (“GEO Reentry of Alaska”) together with that certain Agreement and Plan of Merger dated December 30, 2021 executed by the Company, GEO Reentry of Alaska and Cornell Corrections Management, LLC, a Delaware limited liability company, (the “Agreement and Plan of Merger”), which Articles of Merger and the Agreement and Plan of Merger were filed on January 3, 2022 with the State of Alaska, Division of Corporations, Business and Professional Licensing, Corporations Section;

7.	the By-Laws of the Company, dated August 5, 1998 certified by the Company as of August 15, 2022 to be presently in effect (the “By-Laws”);

8.

certain resolutions adopted by the board of directors of the Company relating to the Registration Statement and related matters certified by the Companies as of July 19, 2022 (the “July 19, 2022 Resolutions”);

9.

that certain Certificate of Compliance dated August 11, 2022 with respect to the Company issued by the Department of Commerce, Community and Economic Development, Division of Corporations, Business and Professional Licensing of the State of Alaska (the “Certificate of Compliance”); and

10.

that certain Secretary’s Certificate dated July 19, 2022 provided to the undersigned counsel by Joe Negron, Senior Vice President and General Counsel of the Parent and Vice President and Secretary of the Company.

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate to form the basis for the opinions set forth herein.

The GEO Group, Inc. August 15, 2022 Page 3 of 4

In rendering the opinions set forth herein, we have relied, without investigation, on each of the following assumptions: (a) the legal capacity of each natural person to take all actions required of each such person in connection with the Exchange Offers; (b) the genuineness of each signature, the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (c) the legal existence of each party to the Opinion Documents other than the Company; (d) the entity power of each party to the Opinion Documents (other than the Company) to execute, deliver and perform the Registration Statement and to do each other act done or to be done by such party; (e) the authorization, execution and delivery by each party (other than the Company) of each document executed and delivered or to be executed and delivered in connection with the Opinion Documents by such party; (f) as to matters of fact, the truthfulness of the representations made in the Opinion Documents and in the certificates of public officials and officers of the Company; (g) the July 19, 2022 Resolutions have not been modified, amended, revoked or rescinded; and (h) the Articles of Incorporation and By-Laws have not been modified, amended, revoked or rescinded in a manner that invalidates the July 19, 2022 Resolutions or any Board Authorization (as hereinafter defined).

Based upon and subject to the foregoing, and subject to the qualifications set forth below, it is our opinion that:

1. Based solely on the Certificate of Compliance, the Company is an Alaska corporation that is validly existing and in good standing under Alaska law.

2. The Company has the corporate power to execute and deliver the Opinion Documents to which it is a party and to perform its respective obligations thereunder.

3. The Company has authorized the execution delivery and performance of the Opinion Documents to which it is a party by all necessary corporate action.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Alaska, as in effect on the date hereof.

The GEO Group, Inc. August 15, 2022 Page 4 of 4

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

We are providing no opinion whatsoever with respect to the compliance by the Company or the Parent with any federal securities laws or any State of Alaska securities or Blue Sky laws (or the securities laws or Blue Sky laws of any other state) applicable to the Exchange Offers or otherwise.

We are not expressing any opinion or making any representations in any manner whatsoever as to the assets, liabilities, net worth, earnings, creditworthiness or other financial condition of the Company or the Parent.

This opinion letter is furnished to you in connection with the filing of the Registration Statement and, except as set forth below, may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent. Notwithstanding the foregoing, the law firm of Skadden, Arps, Slate, Meagher & Flom, LLP may rely upon this opinion letter in connection with the opinion letter to be submitted by such firm with respect to the Registration Statement.

We hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion letter with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Sincerely,

/S/ HUGHES WHITE
COLBO & TERVOOREN, LLC

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